Exhibit 99.1

Mission Resources Corporation 1331 Lamar, Suite 1455 Houston, Texas 77010-3039 NEWS RELEASE

Contact:	Ann Kaesermann Vice President – Accounting & Investor Relations, CAO investors@mrcorp.com (713) 495-3100

Mission Resources to Offer Senior Notes

HOUSTON, MARCH 16, 2004 - MISSION RESOURCES CORPORATION (NASDAQ: MSSN) announced today that it intends to offer senior notes in a private placement, subject to market and other customary conditions. Certain of Mission’s subsidiaries will fully and unconditionally guarantee the notes. Mission intends to use the net proceeds of the offering to repay certain indebtedness and for general corporate purposes.

The notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act. Under the terms of a registration rights agreement, Mission Resources Corporation and the subsidiary guarantors will agree to file a registration statement under the Securities Act with the Securities and Exchange Commission to permit the exchange of the notes for registered notes having terms substantially identical to those of the notes (except that the registered notes will not be subject to restrictions on ownership and transfer) or the registered resale of the notes.

Mission Resources Corporation is a Houston-based independent exploration and production company that drills for, acquires, develops and produces natural gas and crude oil primarily in the Permian Basin (in West Texas and Southeastern New Mexico), along the Texas and Louisiana Gulf Coast and in both the state and federal waters of the Gulf of Mexico.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. Mission undertakes no duty to update or revise these forward-looking statements.

###